Exhibit 5.1

1001 Fourth Avenue, Suite 4500

Seattle, WA 98154

Tel 206.624.3600 Fax 206.389.1708

www.foxrothschild.com

February 8, 2021

Washington Federal, Inc.

425 Pike Street,

Seattle, Washington 98101

Ladies and Gentlemen:

We have acted as special Washington counsel to Washington Federal, Inc., a Washington corporation (the “Company”), in connection with the registration of 12,000,000 depositary shares (the “Depositary Shares”), representing 300,000 shares of the Company’s 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share (the “Preferred Shares”), with a liquidation preference of $25 per depositary share (equivalent to $1,000 per Preferred Share). The public offering and sale of the Depositary Shares was registered under the Registration Statement on Form S-3 (No. 333-252519) (the “Registration Statement”), including the prospectus constituting a part thereof, dated January 28, 2021 (the “Base Prospectus”), and the preliminary prospectus supplement, dated February 1, 2021 (together with the Base Prospectus, the “Preliminary Prospectus”) and the prospectus supplement dated February 1, 2021 and filed February 3, 2021 (together with the Base Prospectus, the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Depositary Shares are to be sold pursuant to an Underwriting Agreement dated as of February 1, 2021, between the Company and Morgan Stanley & Co. LLC, BofA Securities, Inc., UBS Securities LLC and Wells Fargo Securities, LLC (the “Underwriting Agreement”), as representatives of the several underwriters listed on Schedule I to the Underwriting Agreement (the “Underwriters”). The Preferred Shares are to be deposited with American Stock Transfer & Trust Company LLC (the “Depositary”) and issued pursuant to the Deposit Agreement, dated as of February 8, 2021 (the “Deposit Agreement”), by and among the Company, the Depositary and the holders from time to time of the depositary receipts evidencing the Depositary Shares.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)     the Underwriting Agreement;

(b)     The Deposit Agreement;

(c)     an authorization letter from the Company to AST, dated February 8, 2021;

(d)     the Restated Articles of Incorporation of the Company filed with the Washington Secretary of State on April 29, 2016, as amended to date by the Amendment to the Restated Articles filed on February 4, 2021 (“Amendment”) setting forth the Certificate of Designation for the Series A Preferred Stock (the “Restated Articles”);

Washington Federal, Inc.

February 8, 2021

(e)    the Amended and Restated Bylaws of the Company, effective November 16, 2020 (the “Bylaws”);

(f)    resolutions adopted on January 26, 2021 by the Board of Directors of the Company, and Resolutions adopted by the Pricing Committee of the Board of Directors of the Company on February 1, 2021, each as certified by the Secretary of the Company in the Secretary’s Certificate of the Company dated of even date herewith; and

(g)    a Certificate of Existence of the Company, issued by the Secretary of State of the State of Washington on February 1, 2021 (the “Certificate”).

In our examination, we have assumed the genuineness of all signatures, including signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photocopies, the authenticity of the originals of such latter documents, the accuracy and completeness of all documents and records reviewed by us, the accuracy, completeness and authenticity of each certificate issued by any government official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate.

As to any facts material to our opinions expressed herein, we have relied upon the representations and warranties of the Company contained in the documents that we examined in connection with our Opinion, and upon an Opinion Certificate of the Secretary of the Company (the “Opinion Certificate”) with respect to certain factual matters.

In addition, we have assumed that (i) each of the parties to agreements or instruments relevant to this opinion, other than the Company, has satisfied all applicable legal requirements necessary to make the agreements or instruments enforceable against it and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the agreements or instruments against the Company and (ii) the Preferred Shares have been deposited with the Depository in accordance with the terms of the Deposit Agreement. We have also assumed that the conduct of the parties to such agreements or instruments complies with any requirements of good faith, fair dealing and absence of unconscionability, and there has not been any mutual mistake of fact, fraud, duress or undue influence. We have also assumed that there have been no undisclosed modifications of any document reviewed by us in connection with the rendering of this Opinion and no undisclosed prior waiver of any right or remedy contained in such documents.

This opinion is based solely on the Washington Business Corporation Act of the State of Washington. We express no opinion as to the laws of any other jurisdiction. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not providing any opinions as to compliance with any federal or state law, rule or regulation relating to securities or to the sale or issuance thereof. The opinions set forth above are rendered as of the date of this letter. We assume no obligation to update or supplement any of these opinions to reflect any changes of law or fact that may occur subsequent to the date hereof. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinion expressly set forth below.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Preferred Shares to be issued pursuant to the Deposit Agreement have been duly authorized and, when issued, delivered and paid for in accordance with the Deposit Agreement, will be validly issued, fully paid and non-assessable.

Washington Federal, Inc.

February 8, 2021

We consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement, as supplemented by the Preliminary Prospectus and the Prospectus, and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Fox Rothschild LLP